Exhibit 10.22

EMPLOYMENT AGREEMENT

Between:

JAMES BARR

(the “Executive”)

And:

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.,

a corporation incorporated under the laws of the State of Washington

(the “Employer”)

WHEREAS:

A.     The Employer, its parent, and the other subsidiaries is in the business of facilitating the exchange, buying, selling and auctioneering of industrial equipment; and

B.     The Employer and the Executive wish to enter into an employment relatjonship on the terms and conditions as described in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the Employer and the Executive agree as follows:

1.	EMPLOYMENT

a.	The Employer agrees to employ the Executive pursuant to the terms and conditions described in this Agreement, including the appendices to this Agreement, and the Executive hereby accepts and agrees to such employment. Unless otherwise defined, the defined terms in this Agreement will have the same meaning in the appendices hereto.

b.	The Executive will be employed in the position of Group President, New Channels & Services and Chief Insights Officer, and will be responsible for all digital aspects of the Employer, its parent, and the other subsidiaries, will lead the Equipment One business, will be appointed Chair of the RBFS board and have oversight of the RBFS joint venture and such other duties and responsibilities consistent with his positions as may be assigned by the Chief Executive Officer (the “CEO”) of Ritchie Bros. Auctioneers from time to time. The Executive’s will live in the Chicago metropolitan area with regular travel to the Employer’s various operations.

c.	The Executive’s employment with the Employer will commence on November 4,2014 (the “Commencement Date”), and the Executive’s employment hereunder will continue for an indefinite period of time until terminated in accordance with the terms of this Agreement or applicable law (the “Term”).

d.	During the Term, the Executive will at all times:

i.	well and faithfully serve the Employer, and act honestly and in good faith in the best interests of the Employer;

ii.	devote all of the Executive’s business time, attention and abilities, and provide his best efforts, expertise, skills and talents, to the business of the Employer, except as provided in Section 2(b);

iii.	adhere to all generally applicable written policies of the Employer, and obey and observe to the best of the Executive’s abilities all lawful orders and directives, whether verbal or written, of the Board;

iv.	act lawfully and professionally, and exercise the degree of care, diligence and skill that a chief executive officer would exercise in comparable circumstances; and

v.	to the best of the Executive’s abilities perform the duties and exercise the responsibilities required of the Executive under this Agreement.

2.	PRIOR COMMITMENTS AND OUTSIDE ACTIVITIES

a.	The Executive represents and warrants to the Employer that the Executive has no existing common law, contractual or statutory obligations to his former employer or to any other person that will conflict with the Executive’s duties and responsibilities under this Agreement.

b.	During the term of this Agreement, the Executive will not be engaged directly or indirectly in any outside business activities, whether for profit or not-for-profit, as principal, partner, director, officer, active shareholder, advisor, employee or otherwise, without first having obtained the written permission of the Employer. Subject to any conflict and the needs of the Employer, the Employer consents to a maximum of one public and one private board appointment.

3.	POLICIES

a.	The Executive agrees to comply with all generally applicable written policies applying to the Employer’s staff that may reasonably be issued by the Employer from time to time. The Executive agrees that the introduction, amendment and administration of such generally applicable written policies are within the sole discretion of the Employer. If the Employer introduces, amends or deletes such generally applicable written policies, such introduction, deletion or amendment will not constitute a constructive dismissal or breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement will prevail to the extent of the inconsistency.

4.	SIGN-ON GRANT

a.	Subject to any applicable blackout periods pertaining to trading in common shares of the RBA Pubco (as defined below) by “Insiders” (as defined under applicable securities laws and regulations), the Executive will receive a USD $300,000 sign-on grant in the form of RBA Pubco stock options (with the exact number of options being calculated as of the grant date using the Black-Scholes option pricing model), with such grant being made upon the later of the Commencement Date and the lifting of the applicable blackout period, and subject to the RBA Pubco’s normal governance policies, which will cliff vest on the third anniversary of the grant date, with a term of ten years (the “SOG Options”).

5.	COMPENSATION

a.	Upon the Commencement Date, and continuing during the Term, the Executive will earn the following annual compensation, less applicable statutory and regular payroll deductions and withholdings:

Compensation
Element	$US

Annual Base Salary	$540,000 (the “Base Salary”)

Annual Short-Term	75% of Base Salary at Target (the “STI Bonus”)
Incentive	(0% - 200% of Base Salary based on actual performance)

Annual Long-Term	140% of Base Salary at Target (the “LTI Grant”)
Incentive Grant

The Employer shall review the Executive’s compensation package for increase no less frequently than annually, starting in 2016.

b.	The structure of the STI Bonus and LTI Grant will be consistent with those granted to the RBA Pubco’s other executives, and is subject to amendments from time to time by the Employer. Currently, LTI grants for executives are provided as follows:

i.	33% in stock options, with a ten-year term (and in the form of incentive stock options to the extent possible in light of Internal Revenue Code limitations and the balance in the form of nonqualified stock options), with all such options vesting in equal one-third parts after the first, second and third anniversaries of the grant date;

ii.	33% in restricted share units, with cliff vesting on the third anniversary of the grant date.

iii.	33% in performance share units, vesting on the third anniversary of the grant date based on meeting pre-established performance criteria (currently based on EBITDA and ROlC targets), with the number of share units that ultimately vest ranging from 0% to 200% of target based on actual performance.

c.	For 2014, the Executive will earn the Base Salary and at target STI Bonus prorated to the length of service within 2014 with no upside or downside, and 25% of the target annual LTI Grant amount, with such LTI Grant issued at the same time as the SOG Options described above.

d.	For 2015, the Executive will earn the Base Salary and at target STI Bonus with no upside or downside.

e.	The specific terms and conditions for the LTI Grant (including but not limited to the provisions upon termination of employment) will be based on the relevant plan documents and may be subject to amendments from time to time by RBA Pubco. As an exception, notwithstanding provisions to the contrary in the plan documents, any accelerated vesting upon a Change of Control will require both a Change of Control and the termination of employment without Cause or for Good Reason (i.e. acceleration will require a double-trigger).

f.	Notwithstanding any other provisions in this Agreement to the contrary, the Executive will be subject to any clawback/recoupment policy of the Employer in effect from time-to-time, allowing the recovery of incentive compensation previously paid or payable to the Executive in cases of misconduct or material financial restatement, whether pursuant to the requirements of Dodd-Frank Wall Street Reform and the Consumer Protection Act, the listing requirements of any national securities exchange on which common stock of RBA Pubco is listed, or otherwise.

g.	In the event of a restatement of the financial results of Ritchie Bros. Auctioneers Incorporated (“RBA Pubco”) (other than due to a change in applicable accounting rules or interpretations), the Board of Directors of RBA Pubco (the “Board”) shall determine whether any performance-based compensation (pursuant to both short-term and long-term incentive compensation plans) paid or awarded to the Executive during the three years preceding such restatement (the “Awarded Compensation”), would have been a lower amount had it been calculated based on such restated financial statement (such lower amount being referred to herein as the “Adjusted Compensation”). If the Board determines that the Awarded Compensation exceeds the Adjusted Compensation, then the Board may demand from the Executive the recovery of any excess of the Awarded Compensation over the Adjusted Compensation, and the Executive shall immediately forfeit and/or repay, as applicable, any such amount.

6.	BENEFITS

a.	The Executive will be eligible to participate in the Employer’s US group benefit plans, subject to the terms and conditions of said plans and the applicable policies of the Employer and applicable benefits providers. Subject to the Executive’s eligibility, such benefits will include, without limitation, United States medical coverage satisfying the minimum essential coverage requirements under the United States Patient Protection and Affordable Care Act, short-term and long-term disability coverage, and term life insurance.

b.	The liability of the Employer with respect to the Executive’s employment benefits is limited to the premiums or portions of the premiums the Employer regularly pays on behalf of the Executive in connection with said employee benefits. The Executive agrees that the Employer is not, and will not be deemed to be, the insurer and, for greater certainty, the Executive will not be liable for any decision of a third-party benefits provider or insurer, including any decision to deny coverage or any other decision that affects the Executive’s benefits or msurance.

c.	The Employer will reimburse the Executive for up to $15,000 in 2014, and up to $5,000 per annum in 2015 and thereafter, for expenses related to professional advice concerning the completion of the Employment Agreement, and tax planning and compliance. Reimbursement for completion of the Employment Agreement shall be treated as a non-taxable benefit to the extent permissible under applicable law, and the balance of any such reimbursements will be reported as a taxable benefit.

d.	The Executive will be provided either with a car in accordance with the Employer’s practice, including purchase limits, or a comparable car allowance.

e.	The Executive will be paid Three Thousand Dollars ($3,000) as soon as possible after the Commencement Date, as a one-time travel allowance.

7.	EXPENSES

a.	The Employer will reimburse the Executive, in accordance with the Employer’s policies, for all authorized travel and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out the Executive’s duties and responsibilities under this Agreement.

8.	HOURS OF WORK AND OVERTIME

a.	Given the management nature of the Executive’s position, the Executive is required to work additional hours from time to time, and is not eligible for overtime pay. The Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of the Executive’s working hours and services, including overtime.

9.	VACATION

a.	The Executive will earn, as work is performed and for use within twelve (12) months from the time it is earned, up to four (4) weeks (or twenty (20) business days) of paid vacation per annum, pro-rated for any partial year of employment, based on a calendar year method of accrual.

b.	The Executive will take his vacation subject to business needs, and in accordance with the Employer’s vacation policy in effect from time to time.

c.	Annual vacation must be taken, and the maximum amount of vacation that the Executive can accrue, defer or bank without the Board’s written approval is four (4) weeks (or twenty (20) business days).

10.	INDEMNITY AND CHANGE OF CONTROL

a.	In consideration of the Executive’s employment by the Employer, the Executive and the Employer and RBA Pubco hereby agree to enter into and execute contemporaneously with this Agreement:

i.	the indemnity agreement in Appendix “A” to this Agreement (the “Indemnity Agreement”); and

ii.	the change of control agreement in Appendix “B” to this Agreement (the “Change of Control Agreement”).

11.	TERMINATION OF EMPLOYMENT

a.	Termination for cause: The Employer may terminate the Executive’s employment at any time for Cause, after providing Executive with at least 30 days’ notice of such proposed termination and 15 days to remedy the alleged defect. In this Agreement, “Cause” means the wilful and continued failure by the Executive to substantially perform, or otherwise properly carry out, the Executive’s duties on behalf of RBA Pubco or an affiliate, or to follow, in any material respect, the lawful policies, procedures, instructions or directions of the Employer or any applicable affiliate (other than any such failure resulting from the Executive’s disability or incapacity due to physical or mental illness), or the Executive wilfully or intentionally engaging in illegal or fraudulent conduct, financial impropriety, intentional dishonesty, breach of duty of loyalty or any similar intentional act which is materially injurious RBA Pubco or an affiliate, or which may have the effect of materially injuring the reputation, business or business relationships of the Employer or an affiliate, or any other act or omission constituting cause for termination of employment without notice or pay in lieu of notice at common law. For the purposes of this definition, no act, or failure to act, on the part of a Executive shall be considered “wilful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omissions were in, or not opposed to, the best interests of the Employer and its affiliates.

In the event of termination for Cause, all unvested stock options granted to the Executive pursuant to the terms of the RBA Pubco’s Stock Option Plan (the “Option Plan”), including all SOG Options issued under the Sign-On Grant, will immediately be void on the date the Employer notifies the Executive of such termination. The Executive will have 30 days from the date of termination to exercise any options which have vested prior to the date of termination, subject to the terms and conditions of the Option Plan and the applicable individual option agreements.

In the event of termination for Cause, the rights of the Executive with respect to any performance share units (“PSUs”) and restricted share units (“RSUs”) granted pursuant to the RBA Pubco’s Performance Share Unit Plan (the “PSU Plan”) and Restricted Share Unit Plan (the “RSU Plan”), respectively, and pursuant to any and all PSU and RSU grant agreements, respectively, will be governed pursuant to the PSU Plan and RSU Plan, respectively.

b.	Termination for Good Reason: The Executive may terminate his employment with the Employer for Good Reason by delivery of written notice to the Employer within the sixty (60) day period commencing upon the occurrence of Good Reason including the basis for such Good Reason (with such termination effective thirty (30) days after such written notice is delivered to the Employer and only in the event that the Employer fails or is unable to cure such Good Reason within such thirty (30) day period). In the event of a termination of the Executive’s employment for Good Reason, the Executive will receive pay and benefits as if terminated by the Employer without Cause under Section 11 c., below, and the termination shall be regarded as a termination without Cause for purposes of the Option Plan, the PSU Plan, and the RSU Plan. In this Agreement, “Good Reason” means a material adverse change by RBA Pubco or an affiliate, without the Executive’s consent, to the Executive’s position, authority, duties, responsibilities, Executive’s place of residence, Base Salary or the potential short-term or long-term incentive bonus the Executive is eligible to earn, but does not include (1) a change in the Executive’s duties and/or responsibilities arising from a change in the scope or nature of RBA Pubco’s business operations, provided such change does not adversely affect the Executive’s position or authority, (2) a change across the board affecting similar executives in a similar fashion, or (3) the inability or failure, for whatever reason, of the Executive to be able to work as needed periodically in British Columbia.

c.	Termination without Cause: The Employer may terminate the Executive’s employment at any time, without Cause by providing the Executive with the following:

i.	Prior to the expiry of 36 months of the Term:

(1)	one (1) year’s Base Salary plus one (1) year’s at-target STI Bonus;

(2)	continuation of all applicable PSU and RSU rights held by the Executive in accordance with the applicable PSU and RSU grant agreements, and the terms and conditions of the respective PSU Plan and RSU Plan;

(3)	immediate accelerated vesting of all unvested stock options, with the Executive having 90 days from the date of termination to exercise such options, subject to the terms and conditions of the Option Plan and the applicable individual option agreements; and

(4)	continued extended health and dental benefits coverage at active employee rates until the earlier of the first anniversary of the termination of the Executive’s employment or the date on which the Executive begins new full-time employment, or paying for such period of time the Employer’s share of the costs of such benefits.

ii.	After the first 36 months of the Term:

(1)	eighteen (18) months’ Base Salary plus eighteen (18) months’ at-target STI Bonus;

(2)	continuation of all applicable PSU and RSU rights held by the Executive in accordance with the applicable PSU and RSU grant agreements, and the terms and conditions of the respective PSU Plan and RSU Plan;

(3)	immediate accelerated vesting of all unvested stock options, with the Executive having 90 days from the date of termination to exercise such options, subject to the terms and conditions of the Option Plan and the applicable individual option agreements; and

(4)	continued extended health and dental benefits coverage at active employee rates until the earlier of the first anniversary of the termination of the Executive’s employment or the date on which the Executive begins new full-time employment, or paying for such period of time the Employer’s share of the costs of such benefits.

d.	Resignation: The Executive may terminate his employment with the Employer at any time by providing the Employer with three (3) months’ notice in writing to that effect. If the Executive provides the Employer with written notice under this Section, the Employer may waive such notice, in whole or in part, in which case the Employer will pay the Executive the Base Salary only for the amount of time remaining in that notice period and the Executive’s employment will terminate on the earlier date specified by the Employer without any further compensation.

In the event of termination by the Executive as provided in this section, all unvested stock options and SaG Options held by the Executive will immediately be void on the termination date of the Executive’s employment, with the Executive having 90 days from said date to exercise any vested stock options and SOG Options held by the Executive. The rights of the Executive with respect to any PSUs or RSUs will be as set forth in the PSU Plan and RSU Plan with respect to termination by the Executive.

e.	Retirement: In the event of the Executive’s retirement, as defined by the Employer’s policies, all unvested stock options and SOG Options will continue to vest according to their initial grant schedules and will remain exercisable up to the earlier of the original grant expiry date and the third anniversary of the date of retirement; provided, however, that for purposes of any award subject to Section 409A (as defined below), any termination (other than a termination for cause) after Executive’s attainment of retirement age shall be governed by the retirement provisions of such award.

RSUs and PSUs will continue to vest and be paid in accordance with the original grant schedule applicable thereto.

f.	Termination Without Cause or Good Reason Following Change of Control: In the event of Termination without Cause or for Good Reason within one (1) year of a change of control of RBA Pubco or the Employer, the Executive will have the rights set forth in the Change of Control Agreement attached as Appendix “B” hereto.

g.	Deductions and withholdings: All payments under this Section are subject to applicable statutory and regular payroll deductions and withholdings as applicable.

h.	Terms of Payment upon Termination: Upon termination of the Executive’s employment, for any reason:

i.	Subject to Section 11 d. and except as limited by Section 11 h. (ii), the Employer will pay the Executive all earned and unpaid Base Salary, earned and unpaid vacation pay, earned and unpaid STI for a preceding year (if any remains unpaid), and a prorated STI Bonus for the year of termination, up to and including the Executive’s last day of active employment with the Employer (the “Termination Date”), with such payment to be made within five (5) business days of the Termination Date.

ii.	In the event of resignation by the Executive or termination of the Executive’s employment for Cause, no STI Bonus for the year of termination will be payable to the Executive; and

iii.	On the Termination Date, or as otherwise directed by the Board, the Executive will immediately deliver to the Employer all files, computer disks, Confidential Information, information and documents pertaining to the Employer’s Business, and all other property of the Employer that is in the Executive’s possession or control, without making or retaining any copy, duplication or reproduction of such files, computer disks, Confidential Information, information or documents without the Employer’s express written consent.

i.	Other than as expressly provided herein, the Executive will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits, rights and damages of any kind. The Executive acknowledges and agrees that, in the event of a payment under Section 11 b. or Section 11 c. of this Agreement, the Executive will not be entitled to any other payment in connection with the termination of the Executive’s employment.

j.	Notwithstanding the foregoing, in the event of a termination without Cause or termination for Good Reason, the Employer will not be required to pay any Base Salary or STI Bonus to the Executive beyond that earned by the Executive up to and including the Termination Date, unless the Executive signs within sixty (60) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Employer or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Employer acting in good faith, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the calendar year in which such period begins, and (B) the date on which the Release becomes effective.

k.	Notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Executive employment with the Employer unless otherwise amended in writing and signed by the Employer.

l.	Agreement authorizing payroll deductions: If, on the date the employment relationship ends, regardless of the reason, the Executive owes the Employer any money (whether pursuant to an advance, overpayment, debt, error in payment, or any other reason), the Executive hereby authorizes the Employer to deduct any such debt amount from the Executive’s salary, severance or any other payment due to the Executive (to the extent permissible by applicable law including without limitation Section 409A (as defined below». Any remaining debt will be immediately payable to the Employer and the Executive agrees to satisfy such debt within 14 days of the Termination Date or any demand for repayment.

12.	SHARE OWNERSHIP REQUIREMENTS

a.	The Executive will be subject to the RBA Pubco’s share ownership guideline policy, as amended from time to time.

13.	CONFIDENTIAL INFORMATION

a.	In this Agreement “Confidential Information” means information proprietary to RBA Pubco or the Employer that is not publically known or available, including but not limited to personnel information, customer information, supplier information, contractor information, pricing information, financial information, marketing information, business opportunities, technology, research and development, manufacturing and information relating to intellectual property, owned, licensed, or used by RBA Pubco or the Employer or in which the Employer otherwise has an interest, and includes Confidential Information created by the Executive in the course of his employment, jointly or alone. The Executive acknowledges that the Confidential Information is the exclusive property of the Employer.

b.	The Executive agrees at all times during the Term and after the Term, to hold the Confidential Information in strictest confidence and not to disclose it to any person or entity without written authorization from the Employer and the Executive agrees not to copy or remove it from the Employer’s premises except in pursuit of the Employer’s business, or to use or attempt to use it for any purpose other than the performance of the Executive’s duties on behalf of the Employer.

c.	The Executive agrees, at all times during and after the Term, not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any products and/or services which are competitive with the products and services of RBA Pubco or the Employer.

d.	Upon the request of the Employer, and in any event upon the termination of the Executive’s employment with the Employer, the Executive will immediately return to the Employer all materials, including all copies in whatever form containing the Confidential Information which are within the Executive’s possession or control.

14.	INVENTIONS

a.	In this Agreement, “Invention” means any invention, improvement, method, process, advertisement, concept, system, apparatus, design or computer program or software, system or database.

b.	The Executive acknowledges and agrees that every Invention which the Executive may, at any time during the terms of his employment with the Employer or its affiliates, make, devise or conceive, individually or jointly with others, whether during the Employer’s business hours or otherwise, and which relates in any manner to the Employer’s business will belong to, and be the exclusive property of the Employer, and the Executive will make full and prompt disclosure to the Employer of every such Invention. The Executive hereby irrevocably waives all moral rights that the Executive may have in every such Invention.

c.	The Executive undertakes to, and hereby does, assign to the Employer, or its nominee, every such Invention and to execute all assignments or other instruments and to do any other things necessary and proper to confirm the Employer’s right and title in and to every such Invention. The Executive further undertakes to perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer and at the Employer’s expense for every such Invention in whatever countries the Employer may desire, without payment by the Employer to the Executive of any royalty, license fee, price or additional compensation.

d.	The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

15.	NON-SOLICITATION

a.	The Executive acknowledges that in the course of the Executive’s employment with the Employer the Executive will develop close relationships with the Employer’s clients, customers and employees, and that the Employer’s goodwill depends on the development and maintenance of such relationships. The Executive acknowledges that the preservation of the Employer’s goodwill and the protection of its relationships with its customers and employees are proprietary rights that the Employer is entitled to protect.

b.	The Executive will not during the Applicable Period, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, director, officer, employee or in any other manner whatsoever:

i.	solicit any client or customer of the Employer or an affiliate with whom the Executive dealt during the twelve (12) months immediately prior to the termination of the Executive’s employment with the Employer (however caused) for the purposes of (a) causing or trying to cause such client or customer to cease doing business with the Employer or to reduce such business with the Employer or an affiliate by diverting it elsewhere or (b) providing products or services that are the same as or competitive with the business of the Employer or an affiliate in the area of facilitating the exchange of industrial equipment; or

ii.	seek in any way to solicit, engage, persuade or entice, or attempt to solicit, engage, persuade or entice any employee of the Employer or an affiliate, to leave his or her employment with the Employer or affiliate,

The “Applicable Period” means twelve (12) months following termination, regardless of the reason for such termination or the party effecting it.

16.	NON-COMPETITION

The Executive agrees that, without the prior written consent of the Employer, the Executive will not, directly or indirectly, in a capacity similar to that of the Executive with the Employer, carry on, be engaged in, be concerned with or interested in, perform services for, or be employed in a business which is the same as or competitive with the business of the Employer in the area of facilitating the exchange of industrial equipment, or in the area of the buying, selling or auctioning of industrial equipment, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, officer or shareholder. The foregoing restriction will be in effect for a period of twelve (12) months following the termination of the Executive’s employment, regardless of the reason for such termination or the party effecting it, within the geographical area of Canada and the United States.

17.	REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS

a.	The Executive acknowledges that the restrictions contained in Sections 11 h. iii., 13, 14, 15 and 16 of this Agreement are, in view of the nature of the Employer’s business, reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation of those Sections would result in irreparable injuries and harm to the Employer, and that damages alone would be an inadequate remedy.

b.	The Executive hereby agrees that the Employer will be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or recurrence of a breach of this Agreement and that the Employer will be entitled to its reasonable legal costs and expenses, including but not limited to its attorneys’ fees, incurred in properly enforcing a provision of this Agreement.

c.	Nothing contained herein will be construed as a waiver of any of the rights that the Employer may have for damages or otherwise.

d.	The Executive and the Employer expressly agree that the provisions of Sections 11 h. iii., 13, 14, 15, 16, and 23 of this Agreement will survive the termination of the Executive’s employment for any reason.

18.	GOVERNING LAW

This Agreement will be governed by the laws of the State of Washington without regard to any state’s conflict of laws principles.

19.	SEVERABILITY

a.	All sections, paragraphs and covenants contained in this Agreement are severable, and in the event that any of them will be held to be invalid, unenforceable or void by a court of a competent jurisdiction, such sections, paragraphs or covenants will be severed and the remainder of this Agreement will remain in full force and effect.

20.	ENTIRE AGREEMENT

a.	This Agreement, including the Appendices, and any other documents referenced herein, contains the complete agreement concerning the Executive’s employment by the Employer and will, as of the date it is executed, supersede any and all other employment agreements between the parties.

b.	The parties agree that there are no other contracts or agreements between them, and that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to the other have not been relied on in connection with the execution of this Agreement and are of no effect.

c.	No waiver, amendment or modification of this Agreement or any covenant, condition or restriction herein contained will be valid unless executed in writing by the party to be charged therewith, with the exception of those modifications expressly permitted within this Agreement. Should the parties agree to waive, amend or modify any provision of this Agreement, such waiver, amendment or modification will not affect the enforceability of any other provision of this Agreement. Notwithstanding the foregoing, the Employer may unilaterally amend the provisions of Section 11 c. relating to provision of certain health benefits following termination of employment to the extent the Employer deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Employer or any of its Affiliates, including, without limitation, under Section 4980D of the U.S. Internal Revenue Code.

21.	CONSIDERATION

a.	The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties hereby waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement.

22.	INTERPRETATION

Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

23.	DISPUTE RESOLUTION

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Employer seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

a.	Amicable Negotiation - The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bonafide efforts to resolve any disputes arising between them via amicable negotiations;

b.	Arbitration - If the parties have been unable to resolve a dispute for more than 90 days, or such other period agreed to in writing by the parties, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either party may make application to the American Arbitration Association (the “AAA”) to appoint one. The arbitration will be held in Chicago, Illinois, in accordance with the AAA’ s rules, as applicable, and each party will bear its own costs, including one-half share of the arbitrator’s fees.

24.	ENUREMENT

a.	The provisions of this Agreement will enure to the benefit of and be binding upon the parties, their heirs, executors, personal legal representatives and permitted assigns, and related companies.

b.	This Agreement may be assigned by the Employer in its discretion, in which case the assignee shall become the Employer for purposes of this Agreement. This Agreement will not be assigned by the Executive.

25.	EFFECT OF SECTION 409A

a.	Payments and benefits provided under or referenced in this Agreement are intended to be designed in such a manner that they are either exempt from the application of, or comply with, the requirements of, Section 409A of the U.S. Internal Revenue Code and the regulations issued thereunder (collectively, as in effect from time to time, “Section 409A”) and shall be construed, administered and interpreted in accordance with such intention. If, as of the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to the Executive of any amount or benefit under this Agreement or any other Employer plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this Agreement or any other Employer plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) days after the Employer receives notification of the Executive’s death or (ii) the first business day of the seventh month following the date of the Executive’s termination.

b.	Any payment or benefit under this Agreement or any other Employer plan, program or agreement that is payable upon a termination of the Executive’s employment shall only be paid or provided to the Executive upon a “separation from service” within the meaning of Section 409A. If the Executive or the Employer determine that any payment, benefit, distribution, deferral election, or any other action or arrangement contemplated by the provisions of this Agreement or any other Employer plan, program or agreement would, if undertaken or implemented, cause the Executive to become subject to taxes and/or penalties under Section 409A, then such payment, benefit, distribution, deferral election or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of this Agreement or other Employer plan, program or agreement will be deemed modified in order to provide the Executive with the intended economic benefit and comply with the requirements of Section 409A.

c.	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments.

d.	With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Dated this 3rd day of November, 2014.

Signed, Sealed and Delivered by	)
JAMES BARR in the	)
presence of:	)
)
/s/ Tess Punsalan	)	/s/ James Barr
Name	)	JAMES BARR
)
9500 Glenlyon Parkway	)
Address	)
)
Burnaby, BC	)
)
Executive Asst.	)
Occupation	)

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.

Per:	/s/ Darren J. Watt
Authorized Signatory

APPENDIX “A”

INDEMNITY AGREEMENT

THIS AGREEMENT executed on the 3rd day of November, 2014.

BETWEEN:

RITCHIE BROS. AUCTIONEERS INCORPORATED, a corporation amalgamated under the laws of Canada and having an office at 9500 Glenlyon Parkway, Burnaby, British Columbia, V5J 0C6

(the “Corporation”)

AND:

JAMES BARR

(the “Indemnified Party”)

WHEREAS:

A.	The Indemnified Party:

(a)	is or has been a director or officer of the Corporation, or

(b)	acts or has acted, at the Corporation’s request, as a director or officer of, or in a similar capacity for, an Interested Corporation (as defined herein);

B.	The Corporation acknowledges that the Indemnified Party, by virtue of his acting as a director or officer of the Corporation or the Interested Corporation and in exercising business judgment, making decisions and taking actions in furtherance of the business and affairs of any such corporation or entity may attract personal liability;

C.	The Indemnified Party has agreed to serve or to continue to serve as a director or officer of the Corporation or the Interested Corporation subject to the Corporation providing him with an indemnity against certain liabilities and expenses and, in order to induce the Indemnified Party to serve and to continue to so serve, the Corporation has agreed to provide the indemnity herein;

D.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities and expenses which the Indemnified Party may incur or sustain as a result of the Indemnified Party so acting as a director or officer; and

E.	The By-Laws of the Corporation contemplate that the Indemnified Party may be so indemnified.

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Indemnified Party so agreeing to act and the mutual premises, promises and conditions herein (the receipt and sufficiency of which is acknowledged by the Corporation), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement unless there is something in the subject matter or context inconsistent therewith, the following capitalized words will have the following meanings:

(a)	“CBCA” means the Canada Business Corporations Act as amended or re-enacted.

(b)	“Claim” means any action, cause of action, suit, complaint, proceeding, arbitration, judgment, award, assessment, order, investigation, enquiry or hearing howsoever arising and whether arising in law, equity or under statute, rule or regulation or ordinance of any governmental or administrative body.

(c)	“Interested Corporation” means any subsidiary of the Corporation or any other corporation, society, partnership, association, syndicate, joint venture or trust, whether incorporated or unincorporated, in which the Corporation is, was or may at any time become a shareholder, creditor, member, partner or other stakeholder.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise provided:

(a)	“this Agreement” means this Indemnity Agreement as it may from time to time be supplemented or amended and in effect;

(b)	all references in this Agreement to “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(c)	the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)	the headings are for convenience only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)	the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(f)	where the time for doing an act falls or expires on a day other than a business day, the time for doing such act is extended to the next day which is a business day; and

(g)	any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation.

ARTICLE 2

INDEMNITY

2.1	Indemnities

(a)	General Indemnity - Except as otherwise provided herein, the Corporation agrees to indemnify and save the Indemnified Party harmless, to the fullest extent permitted by law, including but not limited to that permitted under the CBCA, as the same exists on the date hereof or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment) from and against any and all costs, charges, expenses, fees, losses, damages or liabilities (including legal or other professional fees), without limitation, and whether incurred alone or jointly with others, which the Indemnified Party may suffer, sustain, incur or be required to pay and which arise out of or in respect of any Claim which may be brought, commenced, made, prosecuted or threatened against the Indemnified Party, the Corporation, the Interested Corporation or any of the directors or officers of the Corporation or by reason of his acting or having acted as a director or officer of the Corporation or Interested Corporation and any act, deed, matter or thing done, made or permitted by the Indemnified Party or which the Indemnified Party failed or omitted to do arising out of, or in connection with the affairs of the Corporation or Interested Corporation or the exercise by the Indemnified Party of the powers or the performance of the Indemnified Party’s duties as a director or officer of the Corporation or the Interested Corporation including, without limitation, any and all costs, charges, expenses, fees, losses, damages or liabilities which the Indemnified Party may suffer, sustain or reasonably incur or be required to pay in connection with investigating, initiating, defending, appealing, preparing for, providing evidence in, instructing and receiving the advice of counselor other professional advisor or otherwise, or any amount paid to settle any Claim or satisfy any judgment, fine or penalty, provided, however, that the indemnity provided for in this Section 2.1 will only be available if:

(i)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or the Interested Corporation, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his conduct was lawful.

(b)	Indemnity in Derivative Claims etc. - in respect of any action by or on behalf of the Corporation or the Interested Corporation to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party by reason of the Indemnified Party acting or having acted as a director or officer of or otherwise associated with the Corporation or the Interested Corporation, the Corporation will, with the approval of a court of competent jurisdiction, indemnify and save the Indemnified Party harmless against all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such action to the same extent as provided or in Section 2.1 provided the Indemnified Party fulfils the conditions set out in Section 2.1(a)(i) and 2.1(a)(ii) above.

(c)	Indemnity as of Right - notwithstanding anything herein, the Corporation will indemnify and save the Indemnified Party harmless in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal, administrative or investigative action or proceeding to which the Indemnified Party is subject because of his acting or having acted as a director or officer of or otherwise associated with the Corporation or the Interested Corporation, if the Indemnified Party:

(i)	was not judged by a court of competent jurisdiction to have committed any fault or omitted to do anything that the individual ought to have done; and

(ii)	fulfils the conditions set out in Section 2.1(a)(i) and 2.1(a)(ii) above.

(d)	Incidental Expenses - except to the extent such costs, charges, expenses, fees or liabilities are paid by an Interested Corporation, the Corporation will payor reimburse the Indemnified Party for reasonable travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in carrying out his duties as a director or officer of the Corporation or the Interested Corporation, whether or not incurred in connection with any Claim.

2.2	Specific Indemnity for Statutory Obligations

Without limiting the generality of Section 2.1 hereof, the Corporation agrees, to the extent permitted by law, that the indemnities provided herein will include all costs, charges, expenses, fees, fines, penalties, losses, damages or liabilities arising by operation of statute, rule, regulation or ordinance and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation or the Interested Corporation by reason of the Indemnified Party acting or having acted as a director or officer thereof, including but not limited to, any statutory obligations or liabilities that may arise to creditors, employees, suppliers, contractors, subcontractors, or any government or agency or division of any government, whether federal, provincial, state, regional or municipal.

2.3	Taxation

Without limiting the generality of Section 2.1 hereof, the Corporation agrees that the payment of any indemnity to or reimbursement of the Indemnified Party hereunder will include any amount which the Indemnified Party may be required to pay on account of applicable income, goods or services or other taxes or levies arising out of the payment of such indemnity or reimbursement such that the amount received by or paid on behalf of the Indemnified Party, after payment of any such taxes or other levies, is equal to the amount required to pay and fully indemnify the Indemnified Party for such costs, charges, expenses, fees, losses, damages or liabilities, provided however that any amount required to be paid with respect to such taxes or other levies will be payable by the Corporation only upon the Indemnified Party remitting or being required to remit any amount payable on account of such taxes or other levies.

2.4	Partial Indemnification

If the Indemnified Party is determined to be entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the costs, charges, expenses, fees, losses, damages or liabilities incurred in respect of any Claim but not for the total amount thereof, the Corporation will nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined to be so entitled.

2.5	Exclusions to Indemnity

The Corporation will not be obligated under this Agreement to indemnify or reimburse the Indemnified Party:

(a)	in respect to which the Indemnified Party may not be relieved of liability under the CBCA or otherwise at law; or

(b)	to the extent that Section 16 of the U.S. Securities Exchange Act of 1934 is applicable to the Corporation, for expenses or the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(c)	with respect to any Claims initiated or brought voluntarily by the Indemnified Party without the written agreement of the Corporation, except with respect to any Claims brought to establish or enforce a right under this Agreement or any other statute, regulation, rule or law.

ARTICLE 3

CLAIMS AND PROCEEDINGS WHICH MAY GIVE RISE TO INDEMNITY

3.1	Notices of the Proceedings

The Indemnified Party will give notice, in writing, to the Corporation forthwith upon the Indemnified Party being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or the Interested Corporation or the Indemnified Party which may give rise to a claim for indemnification under this Agreement, and the Corporation agrees to notify the Indemnified Party, in writing, forthwith upon it or any Interested Corporation being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Failure by the Indemnified Party to so notify the Corporation of any Claim will not relieve the Corporation from liability hereunder except to the extent that the failure materially prejudices the Corporation or Interested Corporation.

3.2	Subrogation

Promptly after receiving notice of any Claim or threatened Claim from the Indemnified Party, the Corporation may, and upon the written request of the Indemnified Party will, promptly assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim. If the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party hereby consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith and the Indemnified Party will fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

3.3	Separate Counsel

In connection with any Claim in respect of which the Indemnified Party may be entitled to be indemnified hereunder, the Indemnified Party will have the right to employ separate counsel of the Indemnified Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the expense of the Indemnified Party (for which the Indemnified Party will not be entitled to claim from the Corporation) unless:

(a)	the Indemnified Party reasonably determines that there are legal defences available to the Indemnified Party that are different from or in addition to those available to the Corporation or the Interested Corporation, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable;

(b)	the Corporation has not assumed the defence of the Claim and employed counsel therefor reasonably satisfactory to the Indemnified Party within a reasonable period of time after receiving notice thereof; or

(c)	employment of such other counsel has been authorized by the Corporation;

in which event the reasonable fees and disbursements of such counsel will be paid by the Corporation, subject to the terms hereof.

3.4	No Presumption as to Absence of Good Faith

Unless a court of competent jurisdiction otherwise has held or decided that the Indemnified Party is not entitled to be indemnified hereunder, in full or in part, the determination of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

3.5	Settlement of Claim

No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party will be made without the consent of the Indemnified Party, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnified Party without the consent of the Corporation and the Corporation will not be liable for any settlement of any Claim made without its consent, such consent not to be unreasonably withheld.

ARTICLE 4

INDEMNITY PAYMENTS, ADVANCES AND INSURANCE

4.1	Court Approvals

If the payment of an indemnity hereunder requires the approval of a court under the provisions of the Canada Business Corporations Act or otherwise, either of the Corporation or, failing the Corporation, the Indemnified Party may apply to a court of competent jurisdiction for an order approving the indemnity of the Indemnified Party pursuant to this Agreement.

4.2	Advances

(a)	If the Board of Directors of the Corporation has determined, in good faith and based on the representations made to it by the Indemnified Party, that the Indemnified Party is or may to be entitled to indemnity hereunder in respect of any Claim, the Corporation will, at the request of the Indemnified Party, either pay such amount to or on behalf of the Indemnified Party by way of indemnity or, if the Board of Directors is unwilling to pay or is unable to determine if it is entitled to pay that amount by way of indemnity, then the Corporation will advance to the Indemnified Party sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party any costs, charges, expenses, retainers or legal fees incurred or paid by the Indemnified Party in respect to such Claim.

(b)	Any advance made by the Corporation under Section 4.2(a) will be treated as a loan to the Indemnified Party, pending approval by the Board of Directors of the payment thereof as an indemnity and advanced to or for the benefit of the Indemnified Party on such terms and conditions as the Board of Directors may prescribe which may include interest, the provision of security or a guarantee or indemnity therefor. Notwithstanding the generality of the foregoing, the terms of any such advance will provide that in the event it is ultimately determined by a court of competent jurisdiction that the Indemnified Party is not entitled to be indemnified in respect of any amount for which an advance was made, or that the Indemnified Party is not entitled to be indemnified for the full amount advanced, or the Indemnified Party has received insurance or other compensation or reimbursement payments from any insurer or third party in respect of the same subject matter, such advance, or the appropriate portion thereof, will be repaid to the Corporation, on demand.

4.3	Other Rights and Remedies Unaffected

The indemnification and payment provided in this Agreement will not derogate from or exclude and will incorporate any other rights to which the Indemnified Party may be entitled under any provision of the CBCA or otherwise at law, the Articles or By-Laws of the Corporation, the constating documents of any Interested Corporation, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of his capacity as a director or officer of the Corporation, an Interested Corporation, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of or be associated with the Corporation or the Interested Corporation.

4.4	Insurance

The Corporation will, to the extent permitted by law, purchase and maintain, or cause to be purchased and maintained, for so long as the Indemnified Party remains a director or officer of the Corporation or the Interested Corporation, and for a period of six (6) years thereafter, insurance for the benefit of the Indemnified Party (or a rider, extension or modification of such policy to extend the time within which a Claim would be required to be reported by the Indemnified Party under such policy after the Indemnified Party has ceased to be a director or officer) on terms no less favourable than the maximum coverage in place while the Indemnified Party served as a director or officer of the Corporation or as the Corporation maintains in existence for its then serving directors and officers and provided such insurance or additional coverage is available on commercially reasonable terms and premiums therefor.

4.5	Notification of Transactions

The Corporation will immediately notify the Indemnified Party upon the Corporation entering into or resolving to carry out any arrangement, amalgamation, winding-up or any other transaction or series of transactions which may result in the Corporation ceasing to exist as a legal entity or substantially impairing its ability to fulfill its obligations hereunder and, in any event, will give written notice not less than 21 days prior to the date on which such transaction or series of transactions are expected to be carried out or completed.

4.6	Arrangements to Satisfy Obligations Hereunder

The Corporation will not carry out or complete any transaction contemplated by Section 4.5, unless and until the Corporation has made adequate arrangements, satisfactory to the Indemnified Party, acting reasonably, to fulfill its obligations hereunder, which arrangements may include, without limitation, the assumption of any liability hereunder by any successor to the assets or business of the Company or the prepayment of any premium for any insurance contemplated in Section 4.4.

4.7	Payments or Compensation from Third Parties

The Indemnified Party, before claiming indemnification or reimbursement under this Agreement, will use reasonable efforts to make claims under any applicable insurance policy or arrangements maintained or made available by the Corporation or the Interested Corporation in respect of the relevant matter. If the Indemnified Party receives any payment under any insurance policy or other arrangements maintained or made available by the Corporation or the Interested Corporation in respect of any costs, charges, expenses, fees, damages or liabilities which have been paid to or on behalf of the Indemnified Party by the Corporation pursuant to indemnification under this Agreement, the Indemnified Party will pay back to the Corporation an amount equal to the amount so paid to or on behalf of the Indemnified Party by the Corporation.

ARTICLE 5

GENERAL

5.1	Company and Indemnified Party to Cooperate

The Corporation and the Indemnified Party will, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters hereunder.

5.2	Effective Time

This Agreement will be deemed to have effect as and from the first date upon which the Indemnified Party was appointed or elected as a director or officer of the Corporation or the Interested Corporation, notwithstanding the date of actual execution of this Agreement by the parties hereto.

5.3	Extensions, Modifications

This Agreement is absolute and unconditional and the obligations of the Corporation will not be affected, discharged, impaired, mitigated or released by the extension of time, indulgence or modification which the Indemnified Party may extend or make with any person regarding any Claim against the Indemnified Party or in respect of any liability incurred by the Indemnified Party in acting as a director or officer of the Corporation or an Interested Corporation.

5.4	Insolvency

The liability of the Corporation under this Agreement will not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

5.5	Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto will be a bar or defence to any further action or proceeding which may be brought under this Agreement.

5.6	Modification

No modification of this Agreement will be valid unless the same is in writing and signed by the Corporation and the Indemnified Party.

5.7	Termination

The obligations of the Corporation will not terminate or be released upon the Indemnified Party ceasing to act as a director or officer of the Corporation or the Interested Corporation at any time or times unless, in acting as a director or officer of an Interested Corporation, the Indemnified Party is no longer doing so at the request or on behalf of the Corporation. Except as otherwise provided, the Corporation’s obligations hereunder may be terminated or released only by a written instrument executed by the Indemnified Party.

5.8	Notices

Any notice to be given by one party to the other will be sufficient if delivered by hand, deposited in any post office in Canada, registered, postage prepaid, or sent by means of electronic transmission (in which case any message so transmitted will be immediately confirmed in writing and mailed as provided above), addressed, as the case may be:

(a)	To the Corporation:

9500 Glenlyon Parkway
Burnaby, British Columbia
V5J 0C6

Attention: Corporate Secretary
Facsimile: (778) 331-5501

(b)	To the Indemnified Party:

James Barr

Address

E-mail

or at such other address of which notice is given by the parties pursuant to the provisions of this section. Such notice will be deemed to have been received when delivered, if delivered, and if mailed, on the fifth business day (exclusive of Saturdays, Sundays and statutory holidays) after the date of mailing.

Any notice sent by means of electronic transmission will be deemed to have been given and received on the day it is transmitted, provided that if such day is not a business day then the notice will be deemed to have been given and received on the next business day following. In case of an interruption of the postal service, all notices or other communications will be delivered or sent by means of electronic transmission as provided above, except that it will not be necessary to confirm in writing and mail any notice electronically transmitted.

5.9	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement will be referred to and the parties hereto irrevocably attorn to the jurisdiction of the courts of British Columbia.

5.10	Further Assurances

The Corporation and the Indemnified Party agree that they will do all such further acts, deeds or things and execute and deliver all such further documents or instruments as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 4.2 hereof.

5.11	Invalid Terms Severable

If any term, clause or provision of this Agreement will be held to be invalid or contrary to law, the validity of any other term, clause or provision will not be affected and such invalid term, clause or provision will be considered severable and the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law.

5.12	Binding Effect

All of the agreements, conditions and terms of this Agreement will extend to and be binding upon the Corporation and its successors and assigns and will enure to the benefit of and may be enforced by the Indemnified Party and his heirs, executors, administrators and other legal representatives, successors and assigns. This Agreement amends, modifies and supersedes any previous agreements between the parties hereto relating to the subject matters hereof.

5.13	Independent Legal Advice

The Indemnified Party acknowledges having been advised to obtain independent legal advice with respect to entering into this Agreement, has obtained such independent legal advice or has expressly determined not to seek such advice, and that is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

5.14	Extension of Agreement to Additional Interested Corporation

This Agreement will be deemed to extend and apply, without any further act on behalf of the Corporation or the Indemnified Party, or amendment hereto, to any corporation, society, partnership, association, syndicate, joint venture or trust which may at any time become an Interested Corporation (but, for greater certainty, not with respect to Other Entities) and the Indemnified Party will be deemed to have acted or be acting at the Corporation’s or an Interested Corporation’s request upon his being first appointed or elected as a director or officer of an Interested Corporation if then serving as a director or officer of the Corporation.

IN WITNESS WHEREOF the Corporation and the Indemnified Party have hereunto set their hands and seals as of the day and year first above written.

THE CORPORATE SEAL OF RITCHIE		)
BROS. AUCTIONEERS		)
INCORPORATED was hereunto affixed in		)	C/S
the presence of:		)
)
)
)
By:	/s/ Darren J. Watt	)

Name: Darren J. Watt
Title: Corporate Secretary

SIGNED, SEALED AND DELIVERED by	)
JAMES BARR in the	)
presence of:	)
)
/s/ Tess Punsalan	)	/s/ James Barr
Signature	)	JAMES BARR
)
Tess Punsalan	)
Print Name	)
)
9500 Glenlyon Parkway, Burnaby BC	)
Address	)
)
Executive Asst.	)
Occupation	)

APPENDIX “B”

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT executed on the 3rd day of November, 2014.

BETWEEN:

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.,

a corporation incorporated under the laws of the State of Washington, and having an office at 4000 Pine Lake Road, Lincoln, Nebraska 68516

(the “Company”)

AND:

JAMES BARR

(the “Executive”)

WITNESSES THAT WHEREAS:

A.     The Executive is an executive of the Company and the Parent Company (as defined below) and is considered by the Board of Directors of the Parent Company (the “Board”) to be a vital employee with special skills and abilities, and will be well-versed in knowledge of the Company’s business and the industry in which it is engaged;

B.     The Board recognizes that it is essential and in the best interests of the Company and its shareholders that the Company retain and encourage the Executive’s continuing service and dedication to his office and employment without distraction caused by the uncertainties, risks and potentially disturbing circumstances that could arise from a possible change in control of the Parent Company;

C.     The Board further believes that it is in the best interests of the Company and its shareholders, in the event of a change of control of the Parent Company, to maintain the cohesiveness of the Company’s senior management team so as to ensure a successful transition, maximize shareholder value and maintain the performance of the Company;

D.     The Board further believes that the service of the Executive to the Company requires that the Executive receive fair treatment in the event of a change in control of the Parent Company; and

E.     In order to induce the Executive to remain in the employ of the Company notwithstanding a possible change of control, the Company has agreed to provide to the Executive certain benefits in the event of a change of control.

NOW THEREFORE in consideration of the premises and the covenants herein contained on the part of the parties hereto and in consideration of the Executive continuing in office and in the employment of the Company, the Company and the Executive hereby covenant and agree as follows:

1.	Definitions

In this Agreement,

(a)	“Agreement” means this agreement as amended or supplemented in writing from time to time;

(b)	“Annual Base Salary” means the annual salary payable to the Executive by the Company from time to time, but excludes any bonuses and any director’s fees paid to the Executive by the Company;

(c)	“STI Bonus” means the annual at target short-term incentive bonus the Executive is eligible to earn under the Employment Agreement, in accordance with the short-term incentive bonus plan;

(d)	“Change of Control” means:

(i)	a Person, or group of Persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the Parent Company;

(ii)	a Person, or Group of Persons acting jointly or in concert, holding at least 25% of the Voting Shares of the Parent Company and being able to change the composition of the Board of Directors by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Parent Company;

(iii)	the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Parent Company, over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement; or

(iv)	a reorganization, merger or consolidation or sale or other disposition of substantially all the assets of the Company (a “Business Combination”), unless following such Business Combination the Parent Company beneficially owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

(e)	“Date of Termination” means the date when the Executive ceases to actively provide services to the Company, or the date when the Company instructs him to stop reporting to work;

(f)	“Employment Agreement” means the employment agreement between the Company and the Executive dated November 3, 2014;

(g)	“Good Reason” means either:

(i)	Good Reason as defined in the Employment Agreement; or

(ii)	the failure of the Company to obtain from a successor to all or substantially all of the business or assets of the Parent Company, the successor’s agreement to continue to employ the Executive on substantially similar terms and conditions as contained in the Employment Agreement;

(h)	“Cause” has the meaning defined in the Employment Agreement.

(i)	“Parent Company” means Ritchie Bros. Auctioneers Incorporated.

(j)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(k)	“Voting Shares” means any securities of the Parent Company ordinarily carrying the right to vote at elections for directors of the Board, provided that if any such security at any time carries the right to cast more than one vote for the election of directors, such security will, when and so long as it carries such right, be considered for the purposes of this Agreement to constitute and be such number of securities of the Parent Company as is equal to the number of votes for the election of directors that may be cast by its holder.

2.	Scope of Agreement

(a)	The parties intend that this Agreement set out certain of their respective rights and obligations in certain circumstances upon or after Change of Control as set out in this Agreement.

(b)	This Agreement does not purport to provide for any other terms of the Executive’s employment with the Company or to contain the parties’ respective rights and obligations on the termination of the Executive’s employment with the Company in circumstances other than those upon or after Change of Control as set out in this Agreement.

(c)	Where there is any conflict between this Agreement and (i) the Employment Agreement, or (ii) a Company plan or policy relating to compensation or executive programs, the terms of this Agreement will prevail.

3.	Compensation Upon or After Change of Control

(a)	If the Executive’s employment with the Company is terminated (i) by the Company without Cause upon a Change of Control or within two years following a Change of Control; or (ii) by the Executive for Good Reason upon a Change of Control or within one (1) year following a Change of Control:

(i)	the Company will pay to the Executive a lump sum cash amount equal to the aggregate of:

A.	one and one-half (1.5) times Base Salary;

B.	one and one-half (1.5) times at-target STI Bonus;

C.	one and one-half (1.5) times the annual premium cost that would be incurred by the Company to continue to provide to the Executive all health, dental and life insurance benefits provided to the Executive immediately before the Date of Termination;

D.	the earned and unpaid Base Salary and vacation pay to the Date of Termination; and

E.	an amount calculated by dividing by 365 the Executive’s target bonus under the STI Bonus for the fiscal year in which the Date of Termination occurs, and multiplying that number by the number of days completed in the fiscal year as of the Date of Termination.

(ii)	the Executive will continue to have all rights under the Stock Option Plan of the Company adopted by the Board as of July 31, 1997 and amended and re-stated as of April 13, 2007 (the “Option Plan”), and under option agreements entered into in accordance with the Option Plan, with respect to options granted on or before the Date of Termination (including any options granted upon the commencement of employment as part of any sign-on grant); and

(iii)	the Executive will continue to have all rights held by the Executive pursuant to the Company’s Performance Share Unit Plan (the “PSU Plan”) and Restricted Share Unit Plan (the “RSU Plan”), and under any and all grant agreements representing performance share units and restricted share units granted under the PSU Plan and RSU Plan, respectively, granted on or before the Change of Control.

(b)	All amounts payable pursuant to this section 3 are subject to required statutory deductions and withholdings.

(c)	No such payment pursuant to this Section 3 shall be made unless the Executive signs within sixty (60) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Company or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Company, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the calendar year in which such period begins, and (B) the date on which the Release becomes effective.

4.	Binding on Successors

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in favour of the Executive and in form and substance satisfactory to the Executive, to expressly assume and agree to perform all the obligations of the Company under this Agreement that would be required to be observed or performed by the Company pursuant to section 3. As used in this Agreement, “Company” means the Company and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement will enure to the benefit of and be enforceable by the Executive’s successors and legal representatives but otherwise it is not assignable by the Executive.

5.	No Obligation to Mitigate; No Other Agreement

(a)	The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment or to provide any such benefit, by seeking other employment, taking early retirement, or otherwise, nor, except as expressly provided in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of taking early retirement, employment by another employer after termination or otherwise.

(b)	The Executive represents and warrants to the Company that the Executive has no agreement or understanding with the Company in respect of the subject matters of this Agreement, except as set out in this Agreement.

6.	Exhaustive Compensation

The Executive agrees with and acknowledges to the Company that the compensation provided for under section 3 of this Agreement is all the compensation payable by the Company to the Executive in relation to a Change of Control, or his termination from employment upon or subsequent to a Change of Control, under the circumstances provided for in this Agreement. The Executive further agrees and acknowledges that in the event of payment under section 3 of this Agreement, he will not be entitled to any termination payment under the Employment Agreement.

7.	Amendment and Waiver

No amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound by this Agreement.

8.	Choice of Law

This Agreement will be governed and interpreted in accordance with the laws of the State of Washington without regard to any state’s conflicts of law principles.

9.	Severability

If any section, subsection or other part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable section, subsection or part will be severable and severed from this Agreement, and the remainder of this Agreement will not be affected thereby but remain in full force and effect.

10.	Notices

Any notice or other communication required or permitted to be given hereunder must be in writing and given by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication or by hand delivery, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed as follows:

(a)	if to the Executive:

James Barr

Address

E-mail

(b)	if to the Company:

9500 Glenlyon Parkway
Burnaby, British Columbia V5J 0C6
Attention: Corporate Secretary
Facsimile: (778) 331-5501

11.	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement executed by the Company.

12.	Effect of Section 409A

Payments and benefits provided under or referenced in this Agreement are intended to be designed in such a manner that they are either exempt from the application of, or comply with, the requirements of, Section 409A of the U.S. Internal Revenue Code and the regulations issued thereunder (collectively, as in effect from time to time, “Section 409A”) and shall be construed, administered and interpreted in accordance with such intention. If, as of the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to the Executive of any amount or benefit under this Agreement or any other Employer plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this Agreement or any other Employer plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) days after the Employer receives notification of the Executive’s death or (ii) the first business day of the seventh month following the date of the Executive’s termination.

Any payment or benefit under this Agreement that is payable upon a termination of the Executive’s employment shall only be paid or provided to the Executive upon a “separation from service” within the meaning of Section 409A. If the Executive or the Company determine that any payment, benefit, distribution, deferral election, or any other action or arrangement contemplated by the provisions of this Agreement would, if undertaken or implemented, cause the Executive to become subject to taxes and/or penalties under Section 409A, then such payment, benefit, distribution, deferral election or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of this Agreement will be deemed modified in order to provide the Executive with the intended economic benefit and comply with the requirements of Section 409A.

To the extent necessary to cause payments under this Agreement to be exempt from, or comply with, Section 409A, the term Change of Control shall mean a “change in control event” within the meaning of Section 409A.

RITCHIE BROS. AUCTIONEERS

(AMERICA) INC.

By:	/s/ Darren Watt

Name:	Darren Watt

SIGNED, SEALED AND DELIVERED by	)
JAMES BARR in the	)
presence of:	)
)
/s/ Tess Punsalan	)	/s/ James Barr
Signature	)	JAMES BARR
)
Tess Punsalan	)
Print Name	)
)
9500 Glenlyon Parkway, Burnaby, BC	)
Address	)
)
Executive Asst.	)
Occupation	)

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